Exhibit 10.2
THE SIR FRANCIS DRAKE HOTEL
PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS
BETWEEN
SFD UNION SQUARE, LLC,
a Delaware limited liability company,
AS SELLER
AND
HUSKIES OWNER LLC,
a Delaware limited liability company,
AS PURCHASER
As of May 20, 2010

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS
     THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made as of May 20, 2010 (the “Effective Date”), by and between SFD UNION SQUARE, LLC, a Delaware limited liability company (“Seller”), and HUSKIES OWNER LLC, a Delaware limited liability company (“Purchaser”).
W I T N E S S E T H:
     A. Seller is the owner of the Property (defined below). The Property is located in San Francisco, California.
     B. Seller desires to sell the Property and Purchaser desires to purchase the Property, on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Purchaser and Seller agree as follows:
ARTICLE I
PURCHASE AND SALE
1.1	Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase, all of Seller’s right, title and interest in and to the following:
(a) Seller’s interest in the real property commonly known as 450 Powell Street, San Francisco, California, as more particularly described on Schedule 1.1(a) attached hereto, together with all of the right, title and interest of Seller pertaining to such real property, including without limitation all appurtenant rights, rights of way, easements, water or littoral rights, all rights to any minerals, oil, gas and other hydrocarbon substances, or any portion thereof and Seller’s right, title and interest in and to all streets, alleys, strips and gores abutting the real property (the property described in this clause (a) of Section 1.1 being herein referred to collectively as the “Land”);
(b) the buildings, structures, fixtures and other improvements on the Land, including specifically, without limitation, that certain hotel commonly known as “The Sir Francis Drake” (the “Hotel”), including without limitation any and all hotel rooms, meeting facilities, conference rooms, parking facilities, restaurants, spa and pool facilities (the property described in this clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);
(c) all tangible personal property owned by Seller and located upon the Land or within the Improvements and used solely in connection with the operation of the Land and Improvements, including, without limitation, appliances, furniture, furnishings, equipment, carpeting, draperies and curtains, tools and supplies, decorations, china, glassware, linens, silver, utensils, all vehicles (if any), and other items of personal property (excluding cash and deposit accounts) in all cases subject to (i) depletion, resupply, substitution, replacement and disposition in the ordinary course of business and (ii) the provisions of subparagraph (g) below and the provisions of Section 4.4.7 regarding unopened inventories (the property set forth in this Section 1.1(c) being herein referred to collectively as the “Personal Property”);
(d) subject to Section 4.4 below, all contracts or reservations for the use of guest rooms, ballroom and banquet facilities, conference facilities, meeting rooms or other facilities of the Hotel or located within the Improvements (“Bookings”);
(e) all assignable contracts and agreements (collectively, the “Service Contracts”) relating to the upkeep, repair, maintenance or operation of the Land, the Improvements or the Personal Property or other property used in connection with the operation of the Hotel which are (i) listed on Schedule 1.1(e)-1 attached hereto but excluding the Management Agreement (defined below) and any Service Contracts that are terminated on or before Closing pursuant to the terms of this Agreement, (ii) listed on Schedule 1.1(e)-2 (the “Equipment Leases”), and (iii) entered into after the Effective Date and which Seller is permitted to enter into under the terms of this Agreement.
(f) (i) all assignable existing warranties and guaranties (expressed or implied) issued to Seller in connection with the Improvements or the Personal Property; (ii) all transferable names, marks, logos and designs, used in the operation or ownership of the Land, the Improvements or the Personal Property or any part thereof, if any, including Seller’s right to the mark SIR FRANCIS DRAKE (Reg. No. 1,067,912) but specifically excluding any name including “Kimpton” (e.g. “Kimpton Hotels & Restaurants”, “Kimpton Group”, etc.) and the name “Scala’s Bistro”, and all derivatives and cognates thereof and any logos or other identification or trade marks relating thereto (and Buyer acknowledges that Seller expressly disclaims any representation or warranty, express or implied, regarding (A) ownership, right to use or registration of any names, marks, logos, designs or other intellectual property, or (B) whether use of any intellectual property violates any ownership or other rights of any third parties); (iii) all transferable licenses, franchises and permits owned by Seller and used in or relating to the ownership, occupancy or operation of the Land, the Improvements or the Personal Property or any part thereof, subject to Purchaser’s compliance with any limitations or restrictions on transfer or assignment of any computer-related materials or software which are contained in any license or similar agreement; (iv) all assignable telephone numbers, TWX numbers, post office boxes, signage rights, utility and development rights and privileges, general intangibles, business records, site plans, surveys, environmental and other physical reports, plans and specifications pertaining to the Land and the Personal Property; and (v) all assignable websites and domains used exclusively for the Hotel, including access to the FTP files of the websites to obtain website information and content pertaining to the Hotel (the property described in this clause (f) of this Section 1.1 being herein referred to collectively as the “Intangibles”);
(g) subject to Section 4.4.7 below, (i) all food and beverages (subject to any legal restrictions pertaining to the sale or transfer of alcoholic beverages and excluding all food and beverage inventory in room minibars which is owned by Club Minibar (defined below) and shall be retained by Club Minibar if the Club Minibar contract is terminated at Closing); (ii) inventory held for sale to Hotel guests and others in the ordinary course of business including all opened and unopened retail inventory in any area at the Hotel conducting retail sales (collectively, “Retail Inventory”); (iii) engineering, maintenance and housekeeping supplies, including soap and cleaning materials, fuel and materials; stationery and printing items and supplies; and (iv) other supplies of all kinds, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Land, the Improvements or the Personal Property, in each case wherever located, together with any additions thereto prior to Closing (defined below) and subject to depletion, resupply, substitution, replacement and disposition in the ordinary course of business (all of the foregoing being referred to herein as the “Consumable Inventory” and, to the extent contained in unopened boxes, bottles, jars or containers of any type as of the Closing Date (defined below), shall collectively be referred to, together with unopened packages of china, glass, silver and linens, as the “Unopened Inventory”);
(h) all leases for the lease and occupancy of space at the Hotel (collectively, the “Leases”) listed and described on Schedule 1.1(h) attached hereto and made a part hereof, including any deposits relating to such Leases held by Seller and not applied to the tenant’s obligations as of the Closing Date. For purposes of this Agreement, “Leases” do not include Bookings;
(i) [Intentionally omitted];
(j) subject to Section 4.4.9 hereof, Seller’s interest in the funds contained in “house banks” for the Hotel as of the Cut-Off Time (defined in Section 4.4.10 below), whether held in the name of Seller, the Hotel or Manager and owned by Seller (collectively, the “House Bank Funds”). Purchaser expressly acknowledges and agrees that the Property to be transferred to Purchaser pursuant to this Agreement does not include any reserve or other accounts created or maintained by Seller or Manager (defined below) in connection with the ownership or operation of the Hotel; and
(k) files and records (including but not limited to all files and records relating to the Hotel and the development, operation, management, maintenance, repair, marketing and promotion thereof, such as financial records and statements, maintenance records, building plans, specifications and drawings, group and individual guest history records and all reservation and booking records for rooms and meeting space, regardless of whether such files and records are stored in paper form, on computer hard drive, computer disk, CD Rom, DVD or other medium).
1.2	Property Defined.
(a) The Land and the Improvements are sometimes collectively referred to herein as the “Real Property” and the Real Property, the Personal Property, the Bookings, the Service Contracts, the Intangibles, the Consumable Inventory, the Leases and the House Bank Funds are hereinafter sometimes referred to collectively as the “Property”; provided that, the Purchase Price does not include, and shall be adjusted with respect to, the House

Bank Funds, the Unopened Inventory, and the other adjustment items described in Section 4.4 below.
(b) Notwithstanding anything to the contrary in Section 1.1 or Section 1.2(a) above, the following items are expressly excluded from the Property:
(i) All cash on hand or on deposit in any operating account or other account or reserve, except for security deposits held by Seller as landlord with respect to any Lease and the House Bank Funds which are to be transferred at Closing subject to the terms of this Agreement;
(ii) Any tangible or intangible property (including, without limitations, fixtures, personal property or intellectual property) owned by (A) the supplier, vendor, licensor, lessor or other party under any Service Contracts, (B) the tenants under any Leases, (C) Manager, (D) any employees, or (E) any guests or customers of the Hotel; and
(iii) All accounts receivable of the Hotel and related operations which are outstanding as of the Closing Date (collectively, “Receivables”), provided that, from and after the Closing Date Purchaser shall cause Manager to continue to collect Receivables in the ordinary course of business of the operation of the Hotel in a manner consistent with Manager’s collection of accounts receivable owed to Purchaser and shall promptly deliver to Seller any funds received by Purchaser or Manager after the Closing Date in connection with the Receivables. The provisions of this Section 1.2(b)(iv) shall survive Closing.
1.3	Permitted Exceptions. The Property shall be conveyed subject to all matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II hereof (collectively, the “Permitted Exceptions”).

1.4	Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total of NINETY MILLION AND NO/100 DOLLARS ($90,000,000.00) (the “Purchase Price”).

1.5	Payment of Purchase Price.
(a) On the Closing Date, Purchaser shall deliver to Escrow Agent (defined below) by wire transfer an amount equal to the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, less the Earnest Money (defined below) previously delivered to Escrow Agent.
(b) The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser and Escrow Agent prior to the Closing.
1.6	Earnest Money.

(a) Within one (1) business days following the full execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deposit with Chicago Title Insurance Company (“Escrow Agent”) having its office at 700 South Flower, Suite 3305, Los Angeles, CA 90017, Attention: Marley Harrill, the sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000) (together with interest earned thereon, the “Earnest Money”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. The full amount of the Earnest Money is deemed earned by Seller when delivered pursuant hereto by Purchaser and is fully non-refundable to Purchaser except in the event that this Agreement is timely terminated as a result of Purchaser’s election to terminate strictly in accordance with and pursuant to Section 2.3(b), Section 4.8, Section 6.3, or Section 7.2 below, in which case the full amount of the Earnest Money shall be refunded to Purchaser within two (2) business days after receipt of the notice of exercise of such right or notice of such termination.
(b) Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions of this Agreement. All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have any responsibility or liability to Purchaser in connection with the accrual or payment of interest on any portion of the Earnest Money.
(c) Time is of the essence for the delivery of Earnest Money under this Agreement and the failure of Purchaser to timely deliver any portion of the same shall be a material default, and shall entitle Seller, as Seller’s sole remedy on account thereof, the right to terminate this Agreement by notice thereof to Purchaser at any time on or before the date on which the Earnest Money has been delivered, anything herein contained to the contrary notwithstanding.
1.7	Escrow Instructions. The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Purchaser and escrow instructions for Escrow Agent. Seller and Purchaser shall promptly execute and deliver to Escrow Agent any separate or additional escrow instructions requested by Escrow Agent that are consistent with the terms of this Agreement. Any separate or additional instructions shall not modify or amend this Agreement unless expressly set forth by the mutual consent of Seller and Purchaser and to the extent of any conflict between this Agreement and any such separate/additional instructions, the provisions of this Agreement shall control.

1.8	Management Agreement. Purchaser acknowledges that (a) the Hotel is being operated and managed by Kimpton Hotel & Restaurant Group, LLC, a Delaware limited liability company (as successor in interest to Kimco Hotel & Restaurant Management Co.) (“Manager”), pursuant to that certain Hotel Operating Agreement, dated as of December 2, 1993, together with that certain Reconciliation Agreement dated as of December 2, 1993, as amended by that certain (i) letter agreement dated January 3, 1997, and (ii) Amendment to and Assignment of Hotel Operating Agreement dated as of June 30, 2005 between Manager and Seller (as amended, the “Management Agreement”), and (b) the Management Agreement will be assigned to, and assumed by, Purchaser at Closing.
ARTICLE II
TITLE AND SURVEY
2.1	Title Report. Seller has obtained and delivered to Purchaser, a title report dated March 11, 2010 (Order No. 81000549-56) (the “Title Report”) covering the Land and the Improvements from Chicago Title Company (the “Title Company”) (to be coordinated with both Seller and Purchaser’s title representatives) and, promptly following execution of this Agreement, shall deliver a copy of each document referenced in the Title Report as an exception to title to the Real Property. Purchaser shall deliver to Seller, within five (5) days after receipt by Purchaser, a copy of any updates (each a “Title Update”) to the Title Report issued by the Title Company.
2.2	Survey. Seller has obtained and delivered to Purchaser and the Title Company, at Purchaser’s expense, an ALTA survey of the Real Property prepared by Martin M. Ron Associates dated April 12, 2010 (Job No. S-7446) (the “Survey”).

2.3	Title Updates.
(a) Except for Monetary Encumbrances (defined below), Purchaser has approved all matters disclosed by the Title Report and the Survey and all title exceptions and survey matters so disclosed shall constitute “Permitted Exceptions”.
(b) Purchaser shall have five (5) days after receipt of a Title Update, if any, to notify Seller, in writing, of such objections as Purchaser may have to anything contained in such Title Update. In the event Purchaser shall notify Seller, in writing, of objections to title or to matters shown on a Title Update, Seller shall have the right, but not the obligation, to cure such objections. Within five (5) days after receipt of Purchaser’s notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure any or all of such objections. If Seller elects to attempt to cure, Seller shall have the right to attempt to remove, satisfy or cure the same and for this purpose Seller shall, at Seller’s election, be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed sixty (60) days after the Outside Closing Date (any cure to be effected by affirmative title insurance shall first be subject to the prior consent of Purchaser, same to be granted or denied in its reasonable discretion). If Seller elects not to cure any objections specified in Purchaser’s notice, or if Seller is unable to effect a cure of those objections which it elected to cure prior to the

Closing (or any date to which the Closing has been adjourned) and so notifies Purchaser in writing, or if Seller fails to respond to Purchaser’s notice within said five (5) day period, Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions and any matter objected to by Purchaser which Seller is unwilling or unable to cure (each of which shall also be deemed to be Permitted Exceptions), and without reduction of the Purchase Price; or (ii) only if the title exception is materially adverse to the ownership or operation of the Real Property, to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection or fails to respond to Purchaser’s notice within said five (5) day period; or if, having commenced attempts to cure any objection, Seller later notifies Purchaser in writing that Seller will be unable to effect a cure thereof; Purchaser shall, within five (5) days after such notice has been given, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii). Purchaser’s failure to notify Seller of termination of this Agreement within such five (5) day period shall be deemed to be an irrevocable election under clause (i) to accept conveyance of the Property. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have any obligation to cure any title matter objected to by Purchaser; provided, however, (A) if any of the objections (1) consist of delinquent taxes, mortgages, deeds of trust, security agreements, construction or mechanics’ liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum and (2) were caused, assumed or created by Seller (collectively, “Monetary Encumbrances”), then, to that extent, Seller shall be obligated to pay and discharge (or cause the Title Company to insure over such objections) any such objections and Escrow Agent is authorized to pay and discharge at Closing such objections, and (B) Purchaser acknowledges that Seller’s existing financing for the Property matures on July 8, 2010 and in the event any Title Update discloses an exception to title arising from such financing, Seller may cure such title matter by repaying the financing in full at the Closing. Notwithstanding the foregoing, Seller shall cause the release and discharge of all Monetary Encumbrances.
2.4	Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser its interest in the Land and fee title to the Improvements subject to the Permitted Exceptions. Notwithstanding anything contained herein to the contrary, the Real Property shall be conveyed subject to the following matters, all of which shall be deemed to be Permitted Exceptions:
(a) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date, subject to adjustment as herein provided;
(b) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Real Property;

(c) items appearing of record or shown on the Survey and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Section 2.3 hereof; and
(d) the rights of the tenants under the Leases.
2.5	Title Policy. It shall be an express condition precedent hereunder to Purchaser’s obligations that, at Closing, the Title Company issue an ALTA owner’s title insurance policy Form B (6/17/06) (“Title Policy”) to Purchaser in accordance with the Title Report, in the amount of the Purchase Price, without those standard exceptions objected to by Purchaser which Title Company has expressly agreed in writing to remove, insuring Purchaser’s interest in and to the Real Property as of the date and time of Closing (with appropriate gap coverage to date of recordation, if applicable), subject only to the Permitted Exceptions. The Title Policy shall include an encroachment endorsement (ALTA Form 9.2-06 modified) in the form delivered to Purchaser on May 19, 2010 without inclusion of a liability limitation of $54,727,454 (“Encroachment Endorsement”). Purchaser may request issuance of endorsements to the Title Policy in addition to the Encroachment Endorsement as may required by Purchaser, at Purchaser’s expense, but issuance of such endorsements (other than the Encroachment Endorsement) shall not be a condition to Purchaser’s obligation to purchase the Property under this Agreement. Seller shall, at Closing, deliver an owner’s affidavit in the form attached hereto as Exhibit H hereto (the “Owner’s Affidavit”).
ARTICLE III
INSPECTION
3.1	Right of Inspection. Purchaser shall, subject to the rights of the Manager under the Management Agreement, guests of the Hotel and the tenants under the Leases, have the right to make a physical inspections of the Real Property and to examine at such place or places at the Hotel or elsewhere as the same may be located, any operating files maintained by or for the benefit of Seller in connection with the leasing, operation, current maintenance and/or management of the Property (“Property Information”), including, without limitation, the Leases, the Service Contracts, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Hotel, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Hotel, environmental audits and similar materials and any other documents relating to the Property in Seller’s or Manager’s possession or control, but excluding materials not directly related to the current maintenance and/or management of the Property such as, without limitation, Seller’s financial projections, forecasts, budgets, appraisals, accounting and tax records, internal memoranda, correspondence and reports and similar proprietary, elective or confidential information. Purchaser shall keep all Property Information strictly confidential, provided that Purchaser may deliver copies of Property Information to its attorneys, accountants and other advisors in connection with the acquisition of the Property and to current and prospective lenders and partners provided that such parties agree to maintain the confidentiality of such Property Information. Purchaser understands and agrees that any on-site inspections of the

Property shall be conducted upon at least twenty-four (24) hours’ prior notice to Seller (which notice may be given via telephone or e-mail, anything herein contained to the contrary notwithstanding). Seller may have its respective representatives attend any such inspections. Such physical inspection shall not disturb Hotel guests or tenants under the Leases nor unreasonably interfere with the use of the Property by Seller or Manager. Such physical inspection shall not be invasive in any respect (unless Purchaser obtains Seller’s prior written consent, which shall not be unreasonably withheld), and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Following each entry by Purchaser with respect to inspections and/or tests on the Real Property, Purchaser shall repair any damage caused to the Property on account of any such inspections and/or tests, at Purchaser’s sole cost and expense. Seller shall reasonably cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability or expense in connection therewith. Purchaser shall not disrupt Seller’s or Manager’s or any tenant’s or guest’s activities on the Real Property and shall not contact Manager, any of its employees, or any other employees working at the Hotel, any guests of the Property, any party to a Service Contract, any tenants under the Leases, any lender providing financing secured by the Real Property or any governmental authority without (a) providing reasonable advance notice to Seller (via telephone or e-mail being acceptable for this purpose, anything herein contained to the contrary notwithstanding), and (b) irrespective of whether Purchaser delivers such notice, providing Seller with the option to either attend or participate in any meetings, conversations or communications between Purchaser and such party or expressly waiving its right to do so in writing and Purchaser shall not communicate in any manner with any such party without satisfying the foregoing. Purchaser agrees to indemnify against, defend, protect and hold Seller harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees actually incurred), damages or injuries arising out of or resulting from or in connection with the inspection of the Property by Purchaser or its agents, employees, representatives, consultants or contractors and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify, defend, protect and hold harmless Seller shall survive Closing or any termination of this Agreement. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser. Purchaser agrees (i) that prior to entering the Property to conduct any inspection, Purchaser shall obtain and maintain, and shall cause each of its contractors and agents to maintain (and shall deliver evidence satisfactory to Seller thereof), at no cost or expense to Seller, commercial general liability insurance from an insurer reasonably acceptable to Seller in the amount of Three Million Dollars ($3,000,000) with combined single limit for personal injury or property damage per occurrence, such policies to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal injury or property damage caused by Purchaser or its agents, representatives or consultants in connection with any such tests and investigations, and (ii) to keep the Property free from all liens and encumbrances on account of any such inspections and/or tests. Purchaser’s insurance may not be canceled or amended except upon thirty (30) days’ prior written notice to Seller.

3.2	Seller Due Diligence Materials. PURCHASER ACKNOWLEDGES THAT INFORMATION RELATED TO THE PROPERTY CONTAINED IN THE SECURE

WEBSITE (THE “E-ROOM”) TO WHICH PURCHASER HAS PREVIOUSLY BEEN GRANTED ACCESS HAS BEEN MADE AVAILABLE TO PURCHASER IN THE E-ROOM BY SELLER. BY EXECUTING THIS AGREEMENT, PURCHASER ACKNOWLEDGES ITS RECEIPT THEREOF OR THE AVAILABILITY OF IT THEREOF AND THAT (1) PURCHASER HAS RECEIVED COPIES OF THE ENVIRONMENTAL, ENGINEERING, SOILS AND OTHER REPORTS REGARDING THE CONDITION OF THE PROPERTY (COLLECTIVELY, THE “REPORTS”) LISTED ON SCHEDULE 3.2 ATTACHED HERETO, (2) IF SELLER DELIVERS ANY ADDITIONAL REPORTS OR OTHER DOCUMENTS TO PURCHASER, PURCHASER WILL ACKNOWLEDGE IN WRITING THAT IT HAS RECEIVED SUCH REPORTS OR OTHER DOCUMENTS PROMPTLY UPON RECEIPT THEREOF, AND (3) ANY REPORTS OR OTHER DOCUMENTS DELIVERED OR TO BE DELIVERED BY SELLER OR ITS AGENTS OR CONSULTANTS TO PURCHASER ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND WITHOUT ANY REPRESENTATION OR WARRANTY OF SELLER AS TO THEIR ACCURACY OR COMPLETENESS OF FACTS OR OPINIONS SET FORTH THEREIN EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1 AND THAT ANY RELIANCE BY PURCHASER ON SUCH REPORTS OR OTHER DOCUMENTS IN CONNECTION WITH THE PURCHASE OF THE PROPERTY IS UNDERTAKEN AT PURCHASER’S SOLE RISK. PURCHASER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM THE OFFERING MATERIALS PREPARED IN CONNECTION WITH THE SALE OF THE PROPERTY OR ANY REPORT OR OTHER DOCUMENTS MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.1. PURCHASER HAS CONDUCTED ITS OWN INVESTIGATION OF THE CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE. Prior to closing the E-Room, Seller shall supply to Purchaser a disc or discs with all reports and other information posted to the E-Room as of Closing (this sentence shall survive Closing). For purposes of this Agreement, the term “Seller Due Diligence Materials” shall mean (i) the Reports, the Property Information and all other documents and materials provided or otherwise made available by Seller to Purchaser pursuant to Section 3.1 and the other provisions of this Agreement or otherwise, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses made by Purchaser based on the information in such documents or materials, and (ii) all information set forth in this Agreement and the exhibits and schedules attached hereto and hereby made a part hereof.

3.3	No Right of Termination on Account of Inspections. Purchaser acknowledges that prior to its execution and delivery of this agreement, it conducted such inspections and tests with respect to the Property as it desired. Purchaser hereby waives its right to terminate this Agreement on account of its dissatisfaction with any of its inspections and/or tests of the Property. Purchaser acknowledges that, subject to any express right of Purchaser to terminate this Agreement set forth elsewhere herein, Purchaser is bound to proceed to

Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.
ARTICLE IV
CLOSING
4.1	Time and Place; Pre-Closing.
     4.1.1 Subject to the provisions of Sections 4.6 and 4.7 below, the consummation of the transaction contemplated hereby (“Closing”), as evidenced by the payment and release of the Purchase Price to Seller, shall occur on or before 12:00 Noon (San Francisco time) on June 21, 2010 (“Outside Closing Date”), provided that the same is a business day, and if not, then on the immediately next succeeding business day (with the actual date of Closing being referred to herein as the “Closing Date”). The Closing shall occur through an escrow administered by Escrow Agent with the Purchase Price and all documents (unless otherwise mutually agreed) shall be deposited with the Escrow Agent as escrowee. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions. Seller and Purchaser acknowledge that, if a “special” recording is not available, the Closing may occur pursuant to a “gap closing” whereby the Deed (defined below) is recorded after the Closing Date.
     4.1.2 Notwithstanding anything herein to the contrary, the parties shall “pre-close” the sale of the Property on the business day before the Closing Date (the “Pre-Closing Date”). The term “pre-close” shall mean that each of the parties shall deliver to the Escrow Agent no later than 4:00 p.m. (San Francisco time) on the Pre-Closing Date all of the documents and other items (other than the closing proceeds) required to be delivered by such party for Closing (“Closing Deliveries”), including all of the closing documents required pursuant to Section 4.3 hereof. Further, the Title Company shall have acknowledged that it has all Closing Deliveries necessary to close and issue the Title Policy, and that the only remaining tasks to complete the Closing are for Purchaser to fund the balance of the Purchase Price to escrow on the Closing Date, the Title Company, on the Closing Date, to record the Closing Deliveries which are to be recorded (provided that Title Company may record such documents after the Closing Date provided that the Closing is deemed to occur on the Closing Date and all other conditions to Closing are satisfied) and to release the remaining Closing Deliveries to the party entitled thereto, including, without limitation, delivery of the Purchase Price to Seller, which tasks the parties (and Purchaser’s lender, if necessary) shall authorize the Title Company to perform no later than 12:00 Noon (San Francisco time) on the Closing Date. With respect to the closing adjustments to be made between the parties pursuant to Section 4.4 hereof, the adjustments shall continue to be made effective as of the Cutoff Time, but on the closing statement executed by the parties on the Pre-Closing Date, the parties shall in good faith estimate those adjustments which are not capable of being finalized prior to the Cutoff Time, and the parties shall reconcile said estimated adjustments pursuant to Section 4.4.13 hereof.

4.2	Seller’s Closing Obligations and Deliveries. At Closing, subject to Section 4.1 above, Seller shall through Escrow Agent make the following deliveries and take the following actions:
(a) Execute and deliver to Purchaser one (1) original grant deed (“Deed”) in the form attached hereto as Exhibit A and made part hereof, conveying fee title in and to the Land and Improvements subject to the Permitted Exceptions, together with any required real estate transfer tax declarations or any other similar documentation required to evidence the payment of any tax imposed by the State of California, the County of San Francisco or the City of San Francisco on the transaction contemplated hereby;
(b) Execute and deliver to Purchaser two (2) original counterparts of a bill of sale in the form attached hereto as Exhibit B and made a part hereof conveying the Personal Property and Consumable Inventory without warranty of title or use and without warranty, expressed or implied, as to merchantability and fitness for any purpose but subject to the representations and warranties of Seller expressly set forth in Section 5.1 of this Agreement;
(c) Execute and deliver to Purchaser two (2) original counterparts of an assignment of Seller’s interest in the Service Contracts, the Bookings and the other Intangibles (in each case to the extent assignable) (“Assignment of Contracts”) in the form attached hereto as Exhibit C and made a part hereof;
(d) Execute and deliver to Purchaser two (2) original counterparts of an assignment of Seller’s interest in the Leases in the form attached hereto as Exhibit D and made a part hereof;
(e) Deliver to Purchaser a certificate, dated as of the Closing Date and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein including without limitation any changes resulting from actions under Section 5.4 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the Closing Date and (ii) is permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, any of the foregoing (other than those that are permitted under the terms of this Agreement) shall, if materially adverse, constitute the non-fulfillment of the condition set forth in Section 4.6(a). If, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(f) Deliver to Purchaser and the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;
(g) Deliver to Purchaser an affidavit duly executed by Seller stating (i) that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act in the form attached as Exhibit E attached hereto, and (ii) satisfying the requirements of California Form 590 under California law disclosure requirements, in the form attached hereto as Exhibit F and made a part hereof;
(h) If not already delivered to Purchaser, deliver to Purchaser, originals of the Leases, the Service Contracts and the licenses and permits, if any, in the possession of Seller or Seller’s agents, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property and any keys to security deposit boxes. For a period of seven (7) years after Closing in case of Seller’s need in response to any legal requirement, a tax audit, tax return preparation or litigation threatened or brought against Seller, Purchaser shall maintain the books and records for the Property at Purchaser’s expense and allow Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all such books and records, which right shall survive the Closing;
(i) Deliver to the Escrow Agent an executed closing statement consistent with this Agreement and in a customary form;
(j) Deliver two (2) original copies of the Designation Agreement (defined below);
(k) Deliver such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement;
(l) Deliver an assignment and assumption of the Management Agreement in substantially the form of Exhibit I attached hereto (or such other form as may be mutually satisfactory to Seller, Purchaser and Manager);
(m) Deliver to Title Company the Owner’s Affidavit and, if required for the Closing, a so-called “gap indemnity”; and
(n) Deliver written notice executed by Seller notifying all interested parties, including, without limitation, all tenants under the Leases, that the Property has been conveyed to Purchaser and directing all payments, inquiries and the like be forwarded to Purchaser at the address to be provided by Purchaser.
4.3	Purchaser’s Closing Obligations and Deliveries. At Closing, Purchaser shall through Escrow Agent make the following deliveries and take the following actions:
(a) Pay the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, to Seller in immediately available wire transferred funds pursuant to

Section 1.5 above, it being agreed that at Closing the Earnest Money shall be applied towards payment of the Purchase Price;
(b) Deliver to Seller original executed counterparts of the instruments described in clauses (c), (d), (i), (j) and (l) of Sections 4.2 above;
(c) Deliver to Seller a certificate, dated as of the Closing Date and executed on behalf of Purchaser by a duly authorized officer thereof, stating that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the Closing Date;
(d) Deliver to Seller and Title Company such evidence as Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and
(e) Deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.
4.4	Prorations, Credits and Other Adjustments. At Closing, Purchaser and Seller shall prorate all items of income and expense which are customarily prorated between a purchaser and seller for hotel properties comparable to the Hotel including, without limitation, the prorations and other adjustments provided below, and the net amount consequently owing to Seller or Purchaser shall be added to or subtracted from the proceeds of the Purchase Price payable to Seller at Closing. Beginning as close to the anticipated Closing Date as practicable, Seller shall, in consultation with Purchaser and with Purchaser’s reasonable cooperation, cause to be prepared a prorations and credit statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments to the Purchase Price at Closing required under this Section 4.4 or under any other provision of this Agreement. As soon as Purchaser and Seller have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent.
     4.4.1 Proration of Taxes.
     (a) All real estate ad valorem taxes, general assessments and special assessments and all personal property ad valorem taxes assessed against the Hotel (generically, “Taxes”) shall be prorated between Purchaser and Seller as of the Closing Date in accordance with local custom used in connection with the sale of commercial property located in San Francisco, California between sophisticated purchasers and sellers (unless otherwise expressly set forth in this Agreement). If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the tax rates set forth in the most recent available bill and the latest assessed valuation of the Property; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes in accordance with Section 4.4.13 below and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period. Taxes for all subsequent tax years shall be the responsibility of Purchaser.

     (b) Seller retains the right to commence, continue and settle any proceeding to contest any taxes for any taxable period which encompasses any period prior to the date of the Closing, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.
     (c) Seller shall retain 100% of the benefit of any enterprise zone tax credit afforded to Seller or any of its affiliates in connection with Seller’s ownership and/or operation of the Property prior to Closing and no credit or adjustment to the Purchase Price shall be made in connection with any such tax credit.
     4.4.2 General Proration of Expenses.
(a) The following items of expense with respect to any portion or aspect of the Hotel shall be prorated between Seller and Purchaser as of the Closing Date:
(i) All charges and expenses under any Service Contracts.
(ii) All utility charges (but excluding any utility deposits). To the extent reasonably practicable, though, in lieu of prorating the charges for any metered utility service, Purchaser and Seller shall endeavor to have the utility read the meter as early as possible on the Closing Date, render a final bill to Seller based on such reading and bill all subsequent service to Purchaser.
(iii) Prepaid expenses of the Hotel, excluding insurance but including without limitation, (1) amounts incurred to pay for natural gas held in storage pending use at the Hotel and (2) the expense of all licenses and permits obtained in connection with the operation of the Hotel.
(iv) All other Hotel operating expenses, other than employment expenses (which are covered by Section 4.4.3 below).
     4.4.3 Employment Expenses. Seller shall pay to all Hotel Employees (as defined below), upon their termination of employment by Seller at or prior to Closing, all salaries, bonuses and employment benefits for unused vacation, holiday, sick leave, and personal days if, and to the extent, that amounts are accrued and vested prior to the Closing Date, and Purchaser shall have no obligation to such Hotel Employees with respect to such accrued salaries and benefits, even if such employees are Retained Employees (defined below). Purchaser and Seller shall split equally all salaries and related benefits that are payable to any Hotel Employees for work performed at the Hotel on the Closing Date, whether prior to or following the time of Closing, regardless of whether such persons are employees of Seller or Purchaser. Notwithstanding the foregoing, Seller shall bear the relocation costs of the new general manager.
     4.4.4 Hotel Revenues.
(a) At Closing, Seller and Purchaser shall share equally all revenues from the Hotel guest rooms and facilities occupied on the evening immediately preceding the Closing Date, including any sales taxes, room taxes, occupancy taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocable to such rooms with respect to the evening immediately preceding the Closing Date. All revenues from restaurants, lounges, vending machines and other service operations conducted at the Property shall be allocated based on whether the same accrued before or after the Cut-Off Time, and Seller shall cause the Manager to separately record sales occurring before and after the Cut-Off Time at the Property. The foregoing amounts are referred to collectively as “Guest Revenues”. Notwithstanding the foregoing, all revenues from any bars and lounges at the Property shall be prorated based on the actual closing time for such bar or lounge. For example, if such bar or lounge closes at 2 a.m. on the Closing Date, Seller shall retain the revenues from such services and operations even though such revenues were generated two (2) hours after the Cut-Off Time.
(b) Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, or in any adjacent facilities owned or operated by Seller, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller, (ii) functions commencing after the Cut-Off Time being allocable to Purchaser, and (iii) multi-day functions being allocated between Seller and Purchaser according to when the event commences and is scheduled to end. The foregoing amounts are referred to collectively as “Conference Revenues.”
(c) [Intentionally omitted.]
(d) Any operating revenues not otherwise provided for in this Section 4.4, shall be prorated between Purchaser and Seller as of Closing.
     4.4.5 Rent. Rent and other payments payable by tenants, licensees, concessionaires, and other persons using or occupying the Real Property or any part thereof under a Lease or otherwise, if any, for or in connection with such use or occupancy, including, without limitation, fixed monthly rentals, additional rentals, percentage rentals, escalation rentals, retroactive rentals, operating cost pass-throughs, common area maintenance charges, HVAC charges, payments of taxes and insurance expenses, promotional/marketing charges, construction receivables and other sums and charges payable by the tenants under the Leases (collectively, “Rent”) shall be prorated as of the Closing such that Seller will be entitled to Rent attributable to periods prior to the Closing and Purchaser will be entitled to Rent attributable to periods from and after the Closing, all as more particularly set forth below:
(a) All Rent collected by Seller under the Leases prior to Closing (“Current Rent”) shall be prorated as of the Closing Date.

(b) All Rent other than Current Rent (“Rent Arrears”) shall not be prorated at Closing. In the event that either Purchaser or Seller receives Rent from a tenant after the Closing Date, such Rent shall be applied in the following order of priority (after deduction of actual out-of-pocket costs of collection paid by Purchaser to third parties): (a) first to current rent due to Purchaser, (b) second to delinquent rent due to Purchaser, and (c) thereafter to Rent Arrears due to Seller from such tenant. Any sums owed to Seller pursuant to the foregoing shall be paid by Purchaser within thirty (30) days following receipt by Purchaser. Purchaser shall pursue all Rent Arrears in the ordinary course of business and shall have the right to negotiate settlements with tenants who have Rent Arrears as it may determine in good faith; provided that, at its sole cost and expense (x) Seller shall have the unrestricted right to pursue collection from any tenant not in possession of its space as of the Closing Date in Seller’s sole discretion including, without limitation, initiating and prosecuting a lawsuit against the applicable tenant, and (y) in the event that after Closing Purchaser evicts or otherwise terminates the possession of any tenant with Rent Arrears, if Purchaser has neither released the tenant nor pursued eviction to judgment, Seller shall have the unrestricted right to pursue collection from such tenant in Seller’s sole discretion including, without limitation, initiating and prosecuting a lawsuit against the applicable tenant. Should Seller take the action permitted in either item (x) or (y), Purchaser shall be relieved of and shall have no obligation to pursue the applicable Rent Arrears.
(c) Percentage rent or overage rent (referred to herein as “Percentage Rent”) collected under the Leases prior to the Closing shall be prorated between Purchaser and Seller at Closing based on Percentage Rents which were due and payable for the periods prior to and after the Closing Date. As soon as reasonably possible after the end of the year in which the Closing occurs, the Percentage Rent shall be re-prorated on a Lease by Lease basis with Seller entitled to the portion of total Percentage Rent due under each Lease for the Lease Year (as defined below) in which the Closing occurs (the “Subject Lease Year”) based on the portion of the Subject Lease Year occurring prior to the Closing Date and Purchaser entitled to the portion of total Percentage Rent due under each Lease for the Subject Lease Year based on the portion of the Subject Lease Year occurring from and after the Closing Date; provided, however, there shall be no proration of any delinquent rent Percentage Rent until such Percentage Rent is collected and all such collections shall be paid to Seller and Purchaser in the order for payment of delinquent Rent set forth in Section 4.5(b) above. As used herein, the term “Lease Year” means the twelve (12) month period (or, as to tenants for which the Closing occurs during a partial Lease Year, such applicable shorter period) as to which annual Percentage Rent is owed under each Lease.
     4.4.6 Hotel Payables. At Closing, Purchaser shall receive a proration credit equal to the excess of (a) the aggregate estimated amount of all outstanding accounts payable for the Hotel as of the Closing Date (“Hotel Payables”) in the Preliminary Statement over (b) Purchaser’s prorated share of such Hotel Payables under Section 4.4.2, and Purchaser shall assume the obligation to satisfy all Hotel Payables. After

Closing, before paying any amount invoiced or otherwise claimed by a third party due with respect to the Hotel operations prior to Closing which is not included on such schedule (or is claimed in an amount larger than that shown on such schedule), Purchaser shall first submit such invoice or claim to Seller. Unless Seller, within ten (10) days after receiving such submission, objects to such invoice or claim (thereby making it a “Seller Disputed Payable”), Purchaser may pay the same and take a credit for such payment on the Final Statement. Notwithstanding the foregoing, upon Closing Purchaser shall assume all obligations of Seller to pay for any (i) consumables or other items ordered by or for the benefit of Seller in the ordinary course of business but which are not yet received as of the Closing Date, and (ii) items or services listed on a purchase order log prepared by Manager, which list shall be updated by Manager immediately prior to Closing; provided that, there shall not be any adjustment to the Purchase Price in connection with Purchaser’s assumption of the liabilities described in clauses (i) and (ii) of this sentence.
     4.4.7 Credit for Certain Inventories. As of the date immediately prior to the Closing Date, Seller and Purchaser shall jointly conduct or cause the Manager to conduct an inventory of all (a) Unopened Inventory, and (b) all Retail Inventory in the Hotel gift shop, spa, fitness center or any other area at the Hotel conducting retail sales (excluding areas operated by third parties under a Lease), and shall deliver a written report thereon to Seller and Purchaser. Such report shall reflect the cost of the Unopened Inventory and the Retail Inventory at the acquisition cost thereof. Seller shall receive a credit at Closing in an amount equal to the total cost of the Unopened Inventory attributable to beer, wine and other alcoholic beverages, as reflected in such report, but the remainder of the Unopened Inventory and Retail Inventory shall not result in any adjustment to the Purchase Price at Closing.
     4.4.8 Credit for Reservation Deposits. Purchaser shall receive a proration credit equal to the aggregate amount of advance deposits that shall have been received by Seller prior to the Cut-Off Time on account of reservations for use or occupancy of the Property after the Cut-Off Time.
     4.4.9 Credit for Cash Banks. Seller shall receive a credit at Closing in an amount equal to all House Bank Funds.
     4.4.10 Regarding Hotel Prorations Generally. Unless this Section 4.4 expressly provides otherwise: (A) all prorations hereunder with respect to the Hotel shall be made as of 12:00:01 a.m., local time at the Hotel (“Cut-Off Time”) on the Closing Date, (B) all prorations shall be made on an actual daily basis, and (C) for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with the Uniform System of Accounts for the Lodging Industry, as reasonably modified by Manager for use at the Hotel consistent with past practices and otherwise in accordance with generally accepted accounting principles. Except as otherwise expressly provided herein, in any case in which Purchaser receives a credit at Closing on account of any obligation of Seller hereunder, Seller shall have no further liability for such obligation to the extent of the credit so given, and Purchaser shall pay and discharge the same.

     4.4.11 Vouchers. Purchaser shall (a) honor all outstanding unexpired gift certificates, coupons or other writings issued by Seller set forth in Schedule 4.4.11 attached hereto and incorporated herein by this reference that entitles the holder or bearer thereof to a credit (whether in a specified dollar amount as for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals and/or goods and services at the Hotel (collectively, “Vouchers”) and shall assume all liability, if any, for all outstanding Vouchers as of the Closing Date regardless of any purported expiration, (b) receive a credit against the Purchase Price payable at Closing as set forth in Schedule 4.4.11 attached hereto and incorporated herein by this reference, as updated as of the Closing Date, but Purchaser shall not receive a credit for any complimentary or discounted room nights or Hotel or spa goods or services to the extent issued by either the sale office or the executive office, and (c) indemnify, defend and hold Seller harmless from and against all claims, liabilities, costs and expenses arising out of the Vouchers from and after the Closing Date.
     4.4.12 Utility and Other Deposits.
          (a) At Closing, Seller shall receive a credit for all refundable cash or other deposits posted with utility companies serving the Property or any governmental agencies or authorities or posted pursuant to any Service Contract and Seller shall assign to Purchaser all right, title and interest in and to such refundable cash or other deposits, or, at Seller’s option, Seller shall be entitled to receive and retain such refundable cash and deposits.
          (b) Purchaser shall be entitled to a credit for all unapplied and refundable security and other deposits retained by Seller as of the Closing Date with respect to any Leases at the Hotel.
     4.4.13 Final Statement; Post-Closing Adjustments. Except for (a) prorations for real estate taxes and other assessments, which shall be adjusted within fifteen (15) business days of receipt of the tax bill for the tax year in which the Closing occurs, and (b) Percentage Rent, which shall be adjusted as provided in Section 4.4.5(c) above, Seller shall make a one-time post-Closing adjustment of any item of income and expense subject to adjustment as provided above which was either incomplete or incorrect (whether as a result of an error in calculation or a lack of complete and accurate information) as of the Closing. Purchaser will prepare and deliver to Seller for its review and approval a statement of prorations (the “Final Statement”) within sixty (60) days following the Closing Date, and the party in whose favor the original incorrect adjustment or error was made (“Adjusting Party”) shall pay to the other party (“Requesting Party”) the sum necessary to correct such prior incorrect adjustment or error within ten (10) days after completion of the Final Statement. Notwithstanding any provision of this Agreement to the contrary, all items required to be adjusted pursuant to this Section 4.4 shall be adjusted within seventy-five (75) days of Closing (except real estate taxes, which shall be re-adjusted within the period set forth above), and such adjustment shall be final and no further adjustment to the prorations or the Purchase Price shall be made.

     4.4.14 Resolution of Disputes. In the case of a dispute, the parties shall attempt to resolve such dispute, but if for any reason such dispute is not resolved by the date that is thirty (30) days after the delivery of the original notice of the claimed adjustment by Purchaser or Seller, but not to exceed seventy-five (75) days after Closing, then the parties shall submit such dispute to PricewaterhouseCoopers, LLC (“Outside Accountants”), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Purchaser and Seller. At such time as the amount of any adjustment or dispute shall be determined (either by agreement or by determination of the Outside Accountants), any amount that shall be payable by the Requesting Party to the Adjusting Party as a result of such adjustment or determination shall be paid within ten (10) business days after the date on which such agreement or determination shall have been made.
     4.4.15 Seller Tax Appeal. Purchaser acknowledges that Seller has a pending appeal of the real property tax assessment for tax years related to the period of Seller’s ownership of the Real Property, and that Seller may take related action which Seller deems appropriate in connection therewith. Purchaser shall cooperate with Seller in connection with such appeal (at Seller’s expense if requested by Seller) and collection of a refund of real property taxes paid. Seller owns and holds (and shall retain following the Closing) all right, title and interest in and to such appeal and refund, and all amounts payable in connection therewith shall be paid directly to Seller by the applicable authorities. If such refund or any part thereof is received by Purchaser, Purchaser shall promptly pay such amount to Seller. Any refund received by Seller (or Purchaser in connection with any appeal initiated by Seller) shall be distributed as follows (subject, however, to any conflicting provisions of any Lease): first, to reimburse Seller for all costs incurred in connection with the appeal; second, to Purchaser to the extent such refund is attributable to taxes for which Seller received a proration credit at Closing pursuant to Section 4.4.1 above; third, with respect to refunds payable to tenants of the Real Property pursuant to the Leases, to such tenants in accordance with the terms of such Leases; fourth, to Seller to the extent such appeal covers the period prior to the Closing Date; and lastly to Purchaser to the extent such appeal covers the period as of the Closing Date and thereafter. Purchaser shall have the right to direct any appeal of the real property tax assessment, if any, for the tax years occurring after the Closing Date.
     4.4.16 Survival. The provisions of this Section 4.4 shall survive Closing.
4.5	Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction, (b) 50% of the documentary transfer tax or conveyance tax payable by reason of the transfer of the Real Property, (c) the $5,000 premium charged by Title Company to remove the $54,727,454 liability cap in the Encroachment Endorsement, and (d) 50% of any escrow fees charged by the Escrow Agent. Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction, (ii) 50% of the documentary transfer tax or conveyance tax payable by reason of the transfer of the Real Property, (iii) 100% of the (A) premium for the Title Policy, (B) cost of any endorsements to the Title Policy (except for the amount described in (c) above, and (C) the cost of any title insurance provided to Purchaser’s lender, (iv) the cost of any modifications or updates to the Survey, (v) 50% of any escrow fees charged by the Escrow Agent, (vi) the cost of the property condition report prepared by Marx Okubo Associates Inc. dated April 21, 2010, (vii) all sales tax on the sale of the Personal Property (or any part thereof) and any taxes other than those required to be paid by Seller as set forth above, and (viii) the fees for recording the Deed and any other recordable documents. All other costs and expenses incident to this transaction and the closing thereof shall be paid in a manner consistent with custom for similar transactions in San Francisco, California. Notwithstanding the foregoing, in the event that this Agreement is terminated as a result of a party’s default, such defaulting party shall pay all escrow and title cancellation fees charged in connection with such cancellation.

4.6	Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:
(a) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date (with appropriate modifications permitted under this Agreement or not materially adverse to Purchaser).
(b) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.
(c) Seller shall have delivered to Purchaser executed tenant estoppel certificates (each a “Tenant Estoppel” and collectively, the “Tenant Estoppels”) from Starbucks Corporation (“Starbucks”) and from Uomo European Menswear (“Uomo”). The Tenant Estoppel for (i) Starbucks shall be on Starbucks’ standard form or on such other form as is acceptable to Starbucks and shall (A) certify that its Lease is unmodified and in full force and effect (or, if modified, sating the nature of such modification and certifying that such Lease as modified is in full force and effect); (B) state the date to which base rent and other charges have been paid and the amount of any security deposit held by landlord, if any; and (C) acknowledge that there are not, to the actual knowledge of the person executing the certificate, any uncured defaults on the part of landlord, or specifying such defaults, if any, which are claimed, and (ii) Uomo shall be substantially in the form of Exhibit K attached hereto. Purchaser may request that additional matters be addressed by Starbucks or Uomo but any Tenant Estoppel addressing the matters described in clauses (i)(A) – (C) and in the form of Exhibit K, respectively, shall satisfy the condition set forth in this Section 4.6(c).
(d) Title Company shall be irrevocably committed to issue the Title Policy as required in Section 2.5.
(e) The Closing of the Liquor Escrow or the execution and delivery of the Interim Beverage Agreement (defined below).

4.7	Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the of Closing Date of all of the following conditions, any or all of which may be waived by Seller in writing in its sole discretion:
(a) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date.
(b) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.
4.8	Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Sections 4.6 or 4.7 are not fulfilled or waived on or before the Outside Closing Date, the party benefited by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end except those that expressly survive any termination. Either party benefited by a condition set forth in Sections 4.6 and 4.7 above may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of such condition. Purchaser’s consent to the Closing pursuant to this Agreement shall waive any remaining unfulfilled conditions, and any liability on the part of Seller for breaches of representations and warranties of which Purchaser had knowledge as of the Closing. If Purchaser terminates this Agreement due to the failure of any condition set forth in Section 4.6 not being satisfied, then the Earnest Money shall be refunded to Purchaser less Purchaser’s share of any escrow charges.

4.9	Alcoholic Beverage License.
(a) Purchaser acknowledges that Oxford Union Square Beverage Company LLC, a Delaware limited liability company and affiliate of Seller (“BevCo”), and Club Minibar Inc., a California corporation (“Club Minibar”), are the current licensees under the existing alcoholic beverage license(s) for the Hotel (collectively, the “Existing Liquor License”). The Existing Liquor License and the alcoholic beverages on hand at the Hotel, whether issued to the food and beverage departments or held in reserve storage (but excluding the minibar inventory)(“Alcoholic Beverages”), shall be transferred pursuant to a separate escrow (“Liquor Escrow”) between Seller, BevCo, Club Minibar and Purchaser and the parties shall execute customary escrow instructions in connection therewith and consistent with the terms of this Agreement.
(b) The Existing Liquor License shall be included in the Purchase Price, but a value of Twenty Thousand Dollars ($20,000) (“Liquor License Purchase Price”) shall be separately allocated to it for the purposes of the Liquor Escrow. The cost of the Alcoholic Beverages is not included in the Purchase Price. A value shall be separately allocated to it for the purposes of the Liquor Escrow at Closing and, collectively with the Liquor License Purchase Price, shall constitute the “Liquor Purchase Price”.

(c) The Liquor Escrow shall be established at Heritage Bank of Commerce (the “Liquor Escrow Holder”), attention: Chloe Flowers, unless the parties mutually agree otherwise. The parties acknowledge that the terms and conditions of the Liquor Escrow shall be conducted under Sections 24049 and 24070-24082 of the California Business & Professions Code (“B & P Code”), and the Liquor Escrow Holder shall be authorized and instructed to publish and record all required notices, handle creditor claims, and to obtain tax releases in accordance therewith. Liquor Escrow Holder shall further be directed to handle funds in the Liquor Escrow in accordance with Section 24049 and 24070-24082 of the B & P Code. The Liquor Escrow shall close and the Liquor License Purchase Price shall be paid over and released to Seller, without further claim by Purchaser, on the date that the California Department of Alcoholic Beverage Control (“ABC”) approves the transfer of the Liquor License to Purchaser. The Closing of the Liquor Escrow is not a condition to Closing.
(d) Purchaser shall use commercially reasonable efforts to file all necessary applications and supporting materials with the ABC as may be required to obtain a permanent or temporary liquor license for the Hotel as soon as possible, but in any event such filing shall occur on or before June 14, 2010, and following filing shall diligently pursue the issuance of such liquor license. Seller agrees to (and shall request BevCo and Club Minibar to) promptly execute and deposit into the Liquor Escrow all other documents and instruments (including, but not limited to, liquor license applications and transfer agreements) that may be required by the Liquor Escrow Holder and/or the ABC.
(e) Seller agrees to cause to be prepared a certified schedule of the inventory of Alcoholic Beverages on hand at the Hotel as of 11:59 p.m. of the day before the Closing Date. Such schedule shall list all items of Alcoholic Beverages and shall set forth the amount of each item on hand and the net cost paid by Seller for each item. If the net cost for any item cannot be established, then the current replacement cost for such item shall be used based upon the price lists from the Hotel’s suppliers then in effect. The total cost of the Alcoholic Beverages as established above shall be the portion of the Purchase Price allocated to the Alcoholic Beverages.
(f) On the Closing Date, the Escrow Agent shall transfer the Liquor Purchase Price to the Liquor Escrow Holder for deposit into the Liquor Escrow and the Liquor Escrow shall close on the terms and conditions set forth in the separate Liquor Escrow instructions executed by Seller and Purchaser. Purchaser shall pay any sales tax attributable to the sale of the Liquor License and Alcoholic Beverages or any other personal property transferred through the Liquor Escrow. Liquor Escrow fees charged by Liquor Escrow Holder shall be paid equally by Seller and Purchaser. Purchaser shall pay all fees and costs payable to the ABC in connection with transferring the Liquor License and all license and transfer fees, costs of recordation and publication.
(g) If Purchaser is unable prior to Closing to obtain a temporary liquor license permitting Purchaser or Manager to continue to sell Alcoholic Beverages at the Hotel, then BevCo and Club Minibar shall execute and deliver to Purchaser, subject to the indemnification below, an interim management agreement (the “Interim Beverage Agreement”) in substantially the form attached as Exhibit J hereto, and shall keep open the bars and lounges and liquor facilities of the Hotel between the Closing Date and the time when such existing alcoholic beverage license transfers or the issuance of new licenses actually become effective, in the manner in which such bars, lounges and liquor facilities were operated prior to Closing, by such license holders exercising management and supervision of such facilities under the Existing Liquor License until such time of transfer or issuance; provided, however, that Purchaser at Closing shall indemnify and hold Seller, BevCo and Club Minibar harmless from any liability, damages or claims encountered in connection with such operations during said period of time and all costs and expenses (including reasonable attorneys’ fees) arising therefrom. Seller’s obligation under this Section 4.9(g) to enter into the Interim Beverage Agreement shall be conditioned upon none of Seller, BevCo or Club Minibar being obligated to assume (except to the extent provided in the preceding sentence) any liability with respect to any Liquor License or the serving of alcoholic beverages following Closing unless each of them is satisfied as to the scope of its or their potential liability and such liability is indemnified and insured against by Purchaser in an amount, form and from a third party carrier, all reasonably satisfactory to each of Seller, BevCo and Club Minibar. In no event shall Seller, BevCo nor Club Minibar be obligated to assume any liability for activities of Purchaser that would expose any of them to criminal liability.
4.10	Designation Agreement. On or before the Closing Date, Seller and Purchaser shall each execute an original counterpart of a Designation Agreement, substantially in the form of Exhibit G attached hereto, which Designation Agreement names the Title Company as the “Reporting Person” under Section 6045(e) of the Internal Revenue Code (the “Designation Agreement”).

4.11	Disbursements and Other Actions by Escrow Agent. Upon the Closing, Escrow Agent shall promptly undertake all of the following, same to be deemed to have been completed simultaneously:
(a) Cause the Grant Deed and any other documents which the parties hereto may mutually direct to be recorded in the Official Records of San Francisco County, California in the order directed by the parties;
(b) Disburse to Seller from funds deposited by Purchaser with Escrow Agent towards payment of all items (including, without limitation, the Purchase Price) chargeable to the account of Purchaser;
(c) Deliver to Seller a fully executed original of the instruments described in clauses (c), (d), (j), (k) and (l) of Section 4.2 above and clauses (c), (d) and (e) of Section 4.3 above and a conformed copy of the Grant Deed;
(d) Deliver to Purchaser a fully executed original of the instruments described in clauses (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), and (n) of Section 4.2 above and a conformed copy of the Grant Deed;
(e) Direct the Title Company to issue the Title Policy to Purchaser; and
(f) File the Designation Agreement.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS
5.1	Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date, subject to the qualifications and exceptions set forth below:
(a) Organization and Authority. Seller has been duly organized and is validly existing and in good standing under the laws of Delaware. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.
(b) No Breach. The execution, delivery and performance of this Agreement by Seller and the consummation of the transaction contemplated herein will not: (i) result in a breach or acceleration of or constitute a default or event of termination under the provisions of any agreement or instrument by which the Property is bound or affected which would have a material adverse impact on the ownership and operation of the Property by Purchaser; (ii) result in the creation or imposition of any lien, charge or encumbrance, against the Property or any portion thereof; or (iii) constitute or result in the violation or breach by Seller of any judgment, order, writ, injunction or decree issued against or imposed upon Seller or result in the violation of any applicable law, rule or regulation of any governmental authority which, with respect to any of the foregoing, would have a material adverse impact on the ownership or operation of the Property by Purchaser.
(c) Litigation/Condemnation. Except as set forth on Schedule 5.1(c) attached hereto, Seller has not received written notice of any litigation which has been filed against Seller that arises out of the ownership of the Property and would materially and adversely affect the Property or use thereof, or Seller’s ability to perform its obligations hereunder, nor has Seller received written notice of any condemnation proceedings. To Seller’s knowledge, there is no threatened litigation that arises out of the ownership of the Property and would materially and adversely affect the Property or use thereof, or Seller’s ability to perform its obligations hereunder. Seller hereby agrees to indemnify against, defend, protect and hold Purchaser harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees actually incurred), damages or injuries arising out of or resulting from or in connection with any litigation filed against Seller and relating to the ownership of the Property on or before the Effective Date; provided that, such indemnity (i) is limited to claims covered by Seller’s insurance, and (ii) does not extend to any claim arising from ownership or operation of the Property after the Closing.
(d) Leases. To Seller’s knowledge, (i) the list of Leases attached hereto as Schedule 1.1(h) is accurate and lists all Leases currently affecting the Hotel, and Seller has delivered (or otherwise made available to Purchaser) a true and correct copy of such

Leases and no uncured notice of default has been delivered by Seller or received by Seller with respect to any Leases and (ii) there are no oral or other agreements between Seller and any tenant of the Property that has not been reduced to a writing and which is not set forth among the Leases. To Seller’s knowledge, there are no outstanding defenses, counterclaims or offsets against the payment of rent or any other amount payable or against the performance of any other obligation under any of the Leases. Any and all brokerage, leasing and other commissions and tenant improvement credits or contributions due under any such Leases have been fully performed in all material respects and all amounts due from Seller as of the Closing Date have been (or will be) paid in full by the Closing Date.
(e) No Violations. Except as set forth on Schedule 5.1(e) attached hereto, to Seller’s knowledge, Seller has not received prior to the Effective Date any written notification from any governmental or public authority that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws or other statute, ordinance, law or code (including without limitation Environmental Laws and the Americans with Disabilities Act, as amended) bearing on the construction, operation or use of the Property or any part thereof where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated.
(f) Service Contracts and Equipment Leases. To Seller’s knowledge, there are no Service Contracts or Equipment Leases which will affect the Property after the Closing Date except as set forth on the Schedule 1.1(e)-1 and Schedule 1.1(e)-2, respectively, and no Service Contracts or Equipment Leases have been amended except as set forth in said Schedules. To Seller’s knowledge, no uncured written notice of material default has been delivered by Seller or received by Seller with respect to any Service Contracts or Equipment Leases. To Seller’s Knowledge, the copies of Service Contracts and Equipment Leases delivered or made available to Purchaser by Seller are true and complete.
(g) Personal Property. To Seller’s knowledge, Seller owns the Personal Property, other than any leased Personal Property under the Equipment Leases, free of all liens and encumbrances.
(h) No Consents. No consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other person or entity on the part of Seller is required in connection with the execution, delivery and performance of Agreement or the consummation of the transactions contemplated except those that have already been obtained.
(i) Patriot Act Compliance. Neither Seller nor any individual or entity having an interest in Seller is a person or entity either (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 133224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”); (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.
(j) Management Agreement. The Management Agreement is the entire agreement between Seller and Manager regarding the operation and management of the Hotel by Manager. Seller has delivered (or otherwise made available to Purchaser) a true, correct and complete copy of the Management Agreement and no uncured notice of default has been delivered by Seller or received by Seller from Manager.
(k) Sale of Assets. The sale of the Hotel pursuant to this Agreement is the sale of all or substantially all Seller’s assets and is not one in a series of three or more sales of assets by Seller within a twelve (12) month period.
Notwithstanding the foregoing, if Purchaser has knowledge of a breach of any representation or warranty made by Seller in this Agreement prior to Closing and Purchaser nevertheless proceeds to close the purchase of the Property, such representation or warranty by Seller shall be deemed to be qualified or modified to reflect Purchaser’s knowledge of such breach and Seller shall have no liability whatsoever respecting the same.
5.2	Knowledge Defined. For purposes of this Agreement, “knowledge” means (a) with respect to Seller, the actual knowledge of Robert D. Kline, who is President of Chartres Lodging Group, LLC and Maxine Taylor, who is the asset manager for Seller (provided that, in no event shall such persons have any personal liability arising under this Agreement), without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its affiliates, and (b) with respect to Purchaser, (i) the actual knowledge of Thomas C. Fisher and Cody Bradshaw, Chief Investment Officer and Vice President of Acquisitions, respectively, of Purchaser (provided that, in no event shall such person have any personal liability arising under this Agreement), (ii) any matter disclosed in any exhibits or schedules to this Agreement, (iii) any matter disclosed in any of the Seller Due Diligence Materials or any other documents or materials provided or made available by Seller or its agents to Purchaser prior to Closing, (iv) any matter disclosed by Purchaser’s inspections or investigations of the Property , and (v) any matter disclosed by a Tenant Estoppel.
5.3	Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(e) hereof, shall survive Closing for a period of one hundred eighty (180) days. No claim for a breach of any representation, warranty or covenant of Seller shall be actionable or payable unless each of the following conditions is satisfied: (a) the breach in question results from or is based on a condition, state of facts or other matter which was not known to Purchaser prior to Closing, (b) the valid claims for all such breaches, if any, collectively aggregate more than One Hundred Thousand and No/100 Dollars ($100,000), in which event the amount in excess of such amount of such claims shall be actionable, and (c) written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one hundred eighty (180) day period and an action shall have been commenced by Purchaser against Seller within sixty (60) days after the termination of the survival period provided for above in this Section 5.3. To the extent applicable, Purchaser agrees to first seek recovery under any insurance policies, the Title Policy and the Service Contracts prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from such insurance policies, Title Policy or Service Contracts. As used herein, the term “Cap” shall mean the total aggregate amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000). Notwithstanding any provision of this Agreement to the contrary, in no event shall (i) Seller’s aggregate liability to Purchaser for breach of any representation, warranty or covenant of Seller in this Agreement or the certificate to be delivered by Seller at Closing pursuant to Section 4.2(e) hereof, taken in the aggregate with any other claims by Purchaser against Seller (including any indemnification obligations), exceed the amount of the Cap, or (ii) Seller be liable for any consequential damages of Purchaser or any punitive damages.
5.4	Covenants of Seller. Notwithstanding any other provisions of this Agreement to the contrary, Purchaser acknowledges and agrees that, pursuant to the Management Agreement, Manager is vested with decision making authority over the Hotel and therefore Seller’s ability to control the management and operation of the Hotel is circumscribed by and must be exercised in accordance with its rights as “Owner” under the Management Agreement; provided, however, Seller shall enforce its rights under the Management Agreement to the extent such enforcement would effectuate Manager complying with the covenants contained in this Agreement. Subject to the foregoing, Seller hereby covenants with Purchaser as follows:
(a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to cause Manager to operate and maintain the Hotel in a manner generally consistent with the manner in which Seller has operated and maintained the Hotel prior to the date hereof, in good condition consistent with past practice, reasonable wear and tear excepted and so as to maintain levels of Retail Inventory and Consumable Inventory consistent with past practice.
(b) From the Effective Date hereof until Closing or the earlier termination of this Agreement, Seller shall use commercially reasonable efforts to perform its material obligations under the Management Agreement, the Service Contracts and other agreements that may affect the Property.
(c) Seller shall not enter into any new management agreement or Service Contracts or other agreements or encumbrances with respect to the Property, nor shall Seller enter into any agreements modifying the Service Contracts, Permitted Exceptions or Leases unless (i) any such agreement or modification will not bind Purchaser or the Property after the Closing Date or is subject to termination on not more than thirty (30) days’ notice without penalty, or (ii) Seller has obtained Purchaser’s prior written consent to such agreement or modification, same to be granted or denied in Purchaser’s sole discretion. Seller agrees to cancel and terminate effective as of the Closing Date any Service Contracts requested in writing by Purchaser to the extent permissible under the terms of such Service Contracts, provided any fee or penalty for such cancellation shall be paid for by Purchaser.
(d) From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall conduct the business of the Hotel in the ordinary course, and will not: (i) transfer or convey the Property or any interest in Seller, or enter into any agreement to do so; (ii) create or agree to any easements, liens, mortgages, encumbrances or other interests that would affect the Property or Seller’s ability to comply with this Agreement; (iii) fail to maintain and repair the Property in a manner consistent with the maintenance standards of Seller prior to the Effective Date; (iv) change Seller’s existing policies of public liability and hazard and extended coverage insurance insuring the Property; (v) fail to comply promptly with any notices of violation of laws or municipal ordinances, regulations, orders or requirements of departments of housing, building, fire, labor, health, or other state, city or municipal departments or other governmental authorities having jurisdiction against or affecting the Property or the use or operation thereof, without the prior written consent of Purchaser, which consent may be granted or denied in Purchaser’s sole discretion; and/or (vi) terminate any condemnation awards proceedings, insurance settlement negotiations or proceedings, zoning changes, public roadway and/or traffic realignment negotiations with public authorities or the like, and/or storm water management agreements, and the like benefiting the Property.
(e) Seller shall promptly deliver to Purchaser copies of any written communications (including e-mails, letters, invoices and the like) sent by Seller to, or received by Seller from, any tenants of the Property or service or materials providers to the Property sent or received from and after the Effective Date up through the Closing.
(f) Seller shall, within five (5) business days after the Effective Date, apply to the California State Board of Equalization for a “tax clearance” letter showing that all sales and other taxes with respect to the Hotel to be paid by Seller to the State of California have been paid or that none are owing and Seller shall thereafter diligently pursue obtaining the same and Seller shall deliver the same to Purchaser promptly upon receipt. Purchaser acknowledges that delivery of a tax clearance letter is not a condition to Purchaser’s obligation to close the purchase of the Property.
Failure of Seller to deliver an executed Tenant Estoppel from Starbucks and Uomo shall not be deemed a Seller default, but is a condition precedent to Purchaser’s obligations to consummate this transaction as specified in Section 4.6(c) above.

5.5	Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:
(a) ERISA. Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974.
(b) Organization and Authority. Purchaser has been duly organized and is validly existing and in good standing under the laws of Delaware and is qualified to do business in California. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so, and this Agreement is enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency and similar laws.
(c) No Breach. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transaction contemplated herein will not: (i) result in a breach or acceleration of or constitute a default under any agreement or instrument by which Purchaser is bound or affected which would have a material adverse impact on the ability of Purchaser to timely close the acquisition of the Property pursuant to the terms of this Agreement; or (ii) constitute or result in the violation or breach by Purchaser of any judgment, order, writ, injunction or decree issued against or imposed upon Purchaser or result in the violation of any applicable law, rule or regulation of any governmental authority which, with respect to any of the foregoing, would have a material adverse impact on the ability of Purchaser to timely complete the acquisition of the Property pursuant to this Agreement.
(d) No Consents. No consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other person or entity on the part of Purchaser is required in connection with the execution, delivery and performance of Agreement or the consummation of the transactions contemplated.
(e) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.
(f) Patriot Act Compliance. Neither Purchaser nor any individual or entity having an interest in Purchaser is a person or entity either (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC pursuant to the Order and/or on any Lists; (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

(g) Tax Identification Number. Purchaser’s valid tax identification number is 27-2615441.
(h) Bankruptcy. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser or its general partner(s) or controlling shareholders or members.
5.6	Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Sections 5.5(a) and (f) shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Purchaser shall survive Closing for a period of one hundred eighty (180) days.
5.7	Covenants of Purchaser.
(a) Purchaser may at its election (but subject to the limitations of Section 3.1 above), inspect the Property for the presence of Hazardous Substances (as defined below), and, at Seller’s request, shall furnish to Seller copies of any reports received by Purchaser in connection with any such inspection. Purchaser hereby assumes full responsibility for such inspections and irrevocably waives any claim against Seller and releases Seller from all liability arising from the presence of Hazardous Substances on the Property. Purchaser shall also furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser’s behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act (“ADA”), 42 U.S.C. §12101, et seq., if applicable). As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Property (collectively, “Environmental Laws”). The provisions of this Section 5.7(a) shall survive Closing.
(b) Without limiting anything herein to the contrary, Purchaser waives any right of contribution with respect to Seller relating to any matter arising from, or relating to the existence of, Hazardous Substances or the violation or enforcement of Environmental Laws in connection with the Property or operation thereof. Seller makes no representations or warranties as to whether the Property or any portion thereof contains asbestos, harmful or toxic substances or other Hazardous Substances or is in compliance with Environmental Laws. The provisions of this Section 5.7(b) shall survive Closing or any termination of this Agreement.
(c) Not later than two (2) days prior to the Closing, Seller shall send, or cause the Manager to send, written notice to guests or other persons who have safe deposit boxes at the Hotel advising of the sale of the Hotel and requesting verification or removal of the contents within five (5) days. The safe deposit boxes of guests or other persons not responding to said written notice shall be opened only in the presence of the Manager or representatives of both Seller and Purchaser. The contents of all boxes opened as aforesaid shall be listed at the time such boxes are opened and each such list shall be signed by or on behalf of the Manager or by or on behalf of Seller and Purchaser, and Purchaser shall not be liable or responsible for any items claimed to have been in said boxes unless such items are included in such list. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any liability or responsibility for any items claimed to have been in said boxes but not included on such list and Purchaser agrees to indemnify, defend and hold Seller harmless from and against any liability or responsibility for items claimed to have been in said boxes and included in such list and all claims, losses and liabilities with respect thereto arising out of the acts or omissions of Purchaser after the Closing Date. The provisions of this Section 5.7(c) shall survive Closing.
(d) All baggage or other property of guests of the Hotel which has been checked with or left in the care of Seller and remains in Seller’s care as of the Cut-Off Time shall be inventoried and tagged jointly by Seller and Purchaser. Purchaser hereby agrees to defend, indemnify and hold harmless Seller against any claims, losses or liabilities in connection with such baggage and property arising out of the acts or omissions of Purchaser from and after the Closing Date. Seller hereby agrees to defend, indemnify and hold harmless Purchaser against all claims, losses and liabilities with respect to such baggage and property arising out of the acts or omissions of Seller prior to the Closing Date. This Section 5.7(d) shall survive Closing.
(e) Purchaser shall honor (and shall cause its manager to honor) all reservations at the Hotel (including honoring the rates at which such reservations were made, including reservations made on a wholesale, reward points redemption, or other basis), or for any related conference, banquet, or meeting space or any other facilities in connection with the Hotel made by Seller on or prior to the Cut-Off Time for periods on or after the Closing Date. The provisions of this Section 5.7(e) shall survive Closing.
5.8	Employees.
(a) Effective at and upon Closing, Seller shall terminate, or cause the termination of, the employment of all individuals employed at the Hotel by Manager and/or Seller as of the Closing Date, irrespective of whether such individuals are active or on leaves of absence or otherwise inactive (“Hotel Employees”).
(b) Purchaser agrees that it or Manager will offer to hire or cause to be hired effective at and upon Closing, and after Closing will maintain or cause to be maintained the employment of (directly or indirectly through any designee of Purchaser or Manager used to employ Hotel personnel), a sufficient number of the Hotel Employees (“Retained Employees”) with compensation, seniority, health benefits, vacation and other benefits (i) so that Seller shall not be required to give any layoff, closing or other termination notices or otherwise incur any liability pursuant to the provisions of the

Federal Worker Adjustment and Retraining Notification Act. 29 U.S.C. 2101-2109 (the “Federal WARN Act”) and/or the California Worker Notification Law (California Assembly Bill 2957, effective January 1, 2003) (the “California WARN Act”). If Purchaser, Manager or their designee used by Purchaser to employ Hotel personnel does not rehire a particular Hotel Employee at Closing, or if following Closing Purchaser, Manager or such designee desires to terminate the employment of any Retained Employee, Purchaser shall be solely responsible for complying or causing compliance with all applicable provisions of federal, state and municipal laws and regulations relating to such action, including without limitation any applicable provisions of the Federal WARN Act or the California WARN Act.
(c) The parties agree to cooperate in scheduling and otherwise handling matters relating to Hotel Employees pursuant to this Section 5.8, so as to minimize prior to Closing any potential employee morale problems arising from the sale of the Hotel to Purchaser and any resulting disruption to Hotel services or the quality thereof. During the period prior to Closing, the parties shall also consult on a regular basis and coordinate their activities relating to employee matters so as to facilitate a smooth transition of Hotel operations and the continued proper performance by the Hotel Employees of their respective duties up to Closing.
(d) The parties hereto agree that (i) Purchaser will not be subject to any of the debts, obligations and/or liabilities of Seller which may exist with respect to the employment or termination of any Hotel Employees prior to Closing, or which are attributable to the termination of such employees by Seller at or prior to Closing (except to the extent that such debts, obligations and/or liabilities (A) arise from or under any employee benefit plan, and (B) are expressly covered by a credit against the Purchase Price specifically provided in this Agreement) (“Seller’s Employee Obligations”); and (ii) Seller will not be subject to any of the debts, obligations and/or liabilities of Purchaser, Manager or their designee used to employ Hotel personnel, which are attributable to any actions or omissions of Purchaser, Manager or such designee, or any agents or representatives thereof, in the process of the retaining, hiring or rehiring of any employees, including, without limitation, any claims arising out of or relating to whether, and upon which terms and conditions, any such employees are offered employment by Purchaser, Manager or such designee, or are hired or rehired by Purchaser, Manager or such designee, or which may otherwise exist regarding the employment of employees at the Hotel by Purchaser, Manager or such designee from and after Closing (“Purchaser’s Employee Obligations”).
(e) Purchaser agrees to indemnify, defend and hold harmless the Seller, its officers, directors, members, owners and affiliates (herein, the “Seller-Related Parties”) from and against any claim, liability, or judgment asserted against any of the Seller-Related Parties on account of or with respect to any of Purchaser’s Employee Obligations, including, without limitation, (i) any causes of action, damages, complaints, judgments, orders and/or claims, whatsoever, and all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred in connection therewith, which may be asserted against any of the Seller-Related Parties on account of any violation of the National Labor Relations Act, Title VII of the Civil Rights Act,

the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Vocational Rehabilitation Act of 1973, the Federal WARN Act and/or the California WARN Act (other than as expressly provided in paragraph (c) of this Section 5.8), California State Wage/Hour laws, the California Fair Employment and Housing Act, the California Labor Code, and/or any other applicable federal or state employment statutes, rules and regulations (collectively, “Employment Laws”) by Purchaser, or any designee or management company engaged by Purchaser to employ Hotel personnel, and (ii) any claims or liabilities (A) arising under the federal Employee Retirement Income Security Act, as amended, and/or any other applicable federal or state law or regulation concerning employee benefit plans with respect to the employment of employees by Purchaser or such designee or management company from and after the Closing, or (B) arising from or under any employee benefit plan applicable to any Retained Employee or any other employee hired by Purchaser or such designee or management company to perform services at or for the Hotel, to the extent that any such claim or liability relates solely to any period of employment from and after the Closing.
(f) Seller shall settle, with respect to any Hotel Employees employed by Seller prior to Closing, any and all claims and obligations which may be due and owing to any such Hotel Employees which have accrued or are otherwise payable with respect to any period prior to the Closing or in connection with their termination of employment by Seller prior to Closing, unless otherwise agreed upon by Seller, Purchaser and/or the Union, including, without limitation, (i) all wages and/or benefits payable to such Hotel Employees for periods prior to the Closing, (ii) all accrued but unpaid vacation, holidays or holiday pay, personal days, sick leave and/or any other benefit entitlement payable with respect to any period prior to the Closing, (iii) and any charges or other compensation owing by reason of the termination of such employees by Seller.
(g) Seller agrees to indemnify, defend and hold harmless the Purchaser, its officers, directors, members, owners and affiliates (herein, the “Purchaser-Related Parties”) from and against any claim, liability, or judgment asserted against any of the Purchaser-Related Parties on account of or with respect to any of Seller’s Employee Obligations, including, without limitation, (i) any causes of action, damages, complaints, judgments, orders and/or claims, whatsoever, and all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred in connection therewith, which may be asserted against any of the Purchaser-Related Parties on account of any violation Employment Laws by Seller, or any designee or management company engaged by Seller to employ Hotel personnel, and (ii) any claims or liabilities (A) arising under the federal Employee Retirement Income Security Act, as amended, and/or any other applicable federal or state law or regulation concerning employee benefit plans with respect to the employment of employees by Seller or such designee or management company prior to the Closing, or (B) arising from or under any employee benefit plan applicable to any Hotel personnel employed by Seller or such designee or management company to perform services at or for the Hotel, to the extent that any such claim or liability relates solely to any period of employment prior to the Closing.

(h) Purchaser shall: (i) credit Retained Employees with their original date of hire by Seller for purposes of any length of service requirements, waiting periods, vesting periods, or differential benefits based on length of service in any benefit plan established or maintained by or on behalf of Purchaser for which such Hotel Employees may be eligible after the Closing, such that Seller shall not have any COBRA obligations for Retained Employees hired by Purchaser; (ii) ensure that any pre-existing conditions, restrictions or waiting periods under any benefit plan established by or on behalf of Purchaser providing medical, dental, vision, or prescription drug coverage or benefits are waived to the extent necessary to provide immediate coverage for Hotel employees who are hired for the Hotel following termination of such Hotel Employees’ coverage under the benefit plans maintained by or on behalf of Seller, such that Seller shall not have COBRA obligations for any such Hotel Employees who are hired by Purchaser; and (iii) indemnify, defend and hold Seller harmless from and against all loss, expense (including reasonable attorneys’ fees and disbursements incurred to enforce this indemnity), damage and liability resulting from any COBRA claims or obligations arising in respect of Retained Employees and any claims or disputes with Retained Employees regarding employee benefits arising from and after the Closing Date.
(i) Without limiting any other provision of this Section 5.8, Purchaser acknowledges and agrees that (i) Seller is a party to and is bound by the terms of the collective bargaining agreement, related memorandum of understanding and other related agreements, as provided by their terms (collectively, the “Collective Bargaining Agreements”), with Unite Here! Local 2 (the “Union”), (ii) copies of the Collective Bargaining Agreements have previously been delivered or made available to Purchaser for its review, and (iii) Purchaser shall recognize and assume all of Seller’s obligations, arising from and after the Closing Date under the Collective Bargaining Agreement. Purchaser further agrees to (A) recognize the Union as the exclusive bargaining representative for the employees covered under the Collective Bargaining Agreements (the “Union Employees”), (B) execute a copy of the Collective Bargaining Agreement (without modification or amendment) and such other documents, if any, as are required to be executed pursuant to the provisions of the Collective Bargaining Agreement, (C) offer employment to 100% of the Union Employees, which employment shall be at wages and/or other compensation and with benefits at least equivalent to the wages and/or other compensation and benefits (including, without limitation, sick leave, vacation, health insurance and other pension and welfare benefits) that such Union Employees enjoy as of the Closing Date, and (D) credit those Union Employees that elect to continue employment with their original dates of hire.
(j) Under the Collective Bargaining Agreement, Seller currently contributes, on a monthly basis, various amounts under the (A) Health and Welfare Fund, (B) Pension Fund, (B) Group Legal Service Trust Fund, and (C) Education Trust Fund (collectively, the “Union Employee Benefit Funds”). Purchaser shall receive at Closing a credit against the Purchase Price, on a pro rata basis for the month in which the Closing occurs, for any of the monthly Union Employee Benefit Funds contributions that have accrued to Seller prior to Closing but for which payment is not yet due under the Collective Bargaining Agreement.

(k)	Retirement Plan.

(i) Seller and Purchaser agree that during the Contribution Period (as defined below), Purchaser shall make contributions to the San Francisco Culinary, Bartenders and Service Employees Pension Trust Fund (“Retirement Plan”), in accordance with the Collective Bargaining Agreement, for substantially the same number of contribution base units, within the meaning of Section 4001(a)(11) of ERISA, for which Seller had an obligation to contribute with respect to the Hotel. If, as a result of Purchaser’s failure to comply with the foregoing requirement or as a result of any other action by Purchaser, Seller incurs any withdrawal liability under the Retirement Plan with respect to the Hotel, or Seller incurs any other liability in connection with the Retirement Plan for any reason, the Purchaser shall indemnify, defend, and hold Seller and any of its ERISA affiliates harmless from and against any such liability and all related costs and expenses, including reasonable attorneys’ fees.

(ii) Purchaser agrees to cooperate with Seller and/or Retirement Plan representative with respect to any inquiry or reasonable request for information and assistance in order to facilitate the transfer of Retirement Plan from Seller to Purchaser.

(iii) Subject to Section 5.8(j)(vi), during the period commencing on the first day of the plan year following the Closing Date and ending on the expiration of the fifth such plan year (the “Contribution Period”), Purchaser shall provide to the Retirement Plan either a bond, letter of credit, or an escrow in an amount and manner meeting the requirements of Section 4204 of ERISA. The cost of any bond, letter of credit, or escrow provided under this Section 5.8(j)(iii) shall be paid by Purchaser.

(iv) To the extent required pursuant to Section 4204(a)(3) of ERISA, Seller shall provide to the Retirement Plan a bond or escrow equal to the present value of the withdrawal liability Seller would have had to the Retirement Plan with respect to the assets acquired by Purchaser pursuant to this Agreement (but for the provisions of Section 4204 of ERISA), reduced to the extent provided under Section 4204(a)(3) of ERISA in the event only a portion of Seller’ assets are distributed during the Contribution Period.

(v) If Purchaser at any time withdraws from the Retirement Plan in a complete or partial withdrawal with respect to the assets acquired by Purchaser pursuant to this Agreement during the Contribution Period, Purchaser shall be primarily liable and pay, and Seller shall be secondarily liable for any withdrawal liability Seller would have had to the Retirement Plan with respect to the Hotel (but for the provisions of Section 4204 of ERISA) if the withdrawal liability of Purchaser with respect to such Retirement Plan is not paid. Purchaser shall indemnify and hold Seller harmless for any withdrawal liability incurred by Seller pursuant to the preceding sentence. Purchaser agrees to provide Seller with reasonable advance notice of any action or event which could result in the imposition of any withdrawal liability contemplated by this Section 5.8(j)(v), and in any event Purchaser shall immediately furnish Seller with a copy of any notice including, but not limited to a notice of withdrawal liability, it may receive with respect to the Retirement Plan, together with all the pertinent details. If any such withdrawal liability shall be assessed against Purchaser, Purchaser further agrees to provide Seller with reasonable advance notice of any intention on the part of Purchaser not to make full payment of any withdrawal liability when the same shall become due. Any proposed notice or communication to the Retirement Plan relating to Purchaser’s obligations under this Section shall be provided to Seller at least ten (10) days before such notice is provided to the Retirement Plan, and the form of such notice and communication shall be subject to Seller’s written approval, which approval shall not be unreasonably withheld.

(vi) Notwithstanding anything contained in Section 5.8(j)(iii) to the contrary, Purchaser shall not be obligated to provide any bond, letter of credit, or escrow in the event and to the extent Purchaser obtains from the Retirement Plan or the Pension Benefit Guaranty Corporation a proper variance or exemption under Section 4204(c) of ERISA and the applicable regulations thereunder, provided any and all requirements of said variance or exemption are met and Purchaser approves such exception.

(l)	Purchaser’s obligations under this Section 5.8 shall survive Closing.
ARTICLE VI
DEFAULT
6.1	Default by Purchaser. If Purchaser defaults under this Agreement prior to Closing, Seller shall be entitled, as its sole remedy (without limiting Seller’s rights with respect to any indemnification obligations of Purchaser under this Agreement or under Section 10.19 below), to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.
Initials: Seller Purchaser

Nothing contained in this Section 6.1 shall limit or prevent Seller from (a) asserting any legal or equitable claims against Purchaser for Purchaser’s obligation to pay attorneys’ fees and other amounts under Section 10.19, or (b) enforcing any indemnity obligation of Purchaser under this Agreement or preclude Seller from obtaining a damage award in connection therewith, or (c) enforcing Purchaser’s other obligations and liabilities which survive Closing or a termination of this Agreement.
6.2	Purchaser’s Right to Cure Defaults. Notwithstanding anything to the contrary in this Agreement, Seller shall not have the right to exercise its remedies under Section 6.1 for a Purchaser default unless Seller has provided written notice to Purchaser specifying in reasonable detail the nature of the Purchaser default, and Purchaser has not cured the same within five (5) days after Purchaser’s receipt of such notice (the “Purchaser Cure Period”), in which case the Outside Closing Date shall be extended until the date which is two (2) business days after the expiration of the Purchaser Cure Period.
6.3	Default by Seller. In the event that Seller fails to consummate this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred. Notwithstanding the foregoing, (a) nothing contained in this Section 6.3 shall limit or prevent Purchaser from (i) asserting any legal or equitable claims against Seller for Purchaser’s obligation to pay attorneys’ fees and other amounts under Section 10.19, or (ii) enforcing any indemnity obligation of Seller under this Agreement or preclude Purchaser from obtaining a damage award in connection therewith, or (iii) enforcing Seller’s other obligations and liabilities which survive Closing or a termination of this Agreement, and (b) in the event that any such failure by Seller is of such a nature that specific performance as a remedy is not available as a matter of law, then, Purchaser shall have the right, anything herein contained to the contrary notwithstanding, to damages against Seller on account of such failure to compensate Purchaser for all of its third party out of pocket costs and expenses incurred in connection with the transaction contemplated hereby and this Agreement, but not in excess of the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) and Purchaser shall have the right to pursue an action for such damages in a court of competent jurisdiction.
6.4	Seller’s Right to Cure Defaults. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the right to exercise its remedies under Section 6.3 for a Seller default unless Purchaser has provided written notice to Seller specifying in reasonable detail the nature of the Seller default, and Seller has not cured the same within thirty (30) days after Seller’s receipt of such notice (the “Seller Cure Period”), in which case the Outside Closing Date shall be extended until the date which is five (5) business days after the expiration of the Seller Cure Period.
ARTICLE VII
RISK OF LOSS
7.1	Minor Damage. In the event of loss or damage to the Real Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question (other than business interruption proceeds attributable to the period prior to Closing). In the event that Seller elects to perform repairs upon the Real Property, Seller shall use reasonable efforts to complete such repairs promptly and the Outside Closing Date shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.
7.2	Major Damage. In the event of a “major” loss or damage to the Real Property, Purchaser may terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser. If Purchaser fails for any reason to deliver written notice of termination to Seller within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Real Property, Seller shall use reasonable efforts to complete such repairs promptly and the Outside Closing Date shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy and Seller shall assign all of its rights to proceeds under the applicable policy with respect to any claim for the applicable loss (other than business interruption proceeds attributable to the period prior to Closing). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.
7.3	Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2, “major” loss or damage refers to the following: (a) loss or damage to the Real Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000), and (b) any loss due to a condemnation which permanently and materially impairs the current use of the Real Property. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.
ARTICLE VIII
COMMISSIONS
8.1	Brokerage Commissions. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay to Eastdil Secured (“Broker”) at Closing a brokerage commission pursuant to a separate written agreement between Seller and Broker and Seller shall indemnify and hold Purchaser harmless with respect to any payments due and owing to Broker in connection with this transaction under such agreement. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will indemnify, defend, protect and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this Section 8.1 shall survive Closing or earlier termination of this Agreement.
ARTICLE IX
DISCLAIMERS AND WAIVERS
9.1	No Reliance on Documents. Except as expressly set forth in Section 5.1 above, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by or on behalf of Seller or its brokers to Purchaser in connection with the transaction contemplated hereby including, without limitation, the Reports and other Seller Due Diligence Materials. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller nor any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report or other materials provided to Purchaser in connection with this Agreement.

9.2	DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1 OF THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN SECTION 5.1 OF THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY AND ANY ACTUAL OR PROPOSED BUDGETS FOR THE REAL PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER IS A SOPHISTICATED INSTITUTIONAL INVESTOR WITH SUBSTANTIAL EXPERIENCE AND EXPERTISE WITH INVESTMENT PROPERTIES AND HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING. UPON CLOSING AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH

IN SECTION 5.1 AND THE DOCUMENTS DELIVERED AT CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY EXCEPT FOR FRAUD AND OBLIGATIONS OF SELLER UNDER THIS AGREEMENT OR ANY AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE CLOSING DATE, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER.
The waivers and releases set forth in Sections 5.7(a) and (b) and in the immediately preceding paragraph include claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s waiver or release of Seller and the other parties referenced in this Section. Purchaser specifically waives the provisions of California Civil Code Section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

INITIALS: Purchaser
9.3	Repairs, Reserves, and Capital Expenditures. Purchaser acknowledges and agrees that except as provided in Section 5.4 of this Agreement, (a) Seller shall have no obligation to make any repairs, replacements, improvements or alterations to the Property or to expend any funds therefor, including, without limitation, any reserves that may be held for such purpose, and (b) Purchaser shall not be entitled to a credit to the Purchase Price at

Closing in the event capital expenditures actually made at the Hotel for any year are less than the budgeted amount as of the date of the Closing.
9.4	Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Property has been decreased to take into account that the Property is being sold subject to the provisions of this Article IX. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.
ARTICLE X
MISCELLANEOUS
10.1	Confidentiality. Subject to Section 10.2 below, this Agreement, the terms hereof and the Property Information shall be treated in accordance with that certain Confidentiality Agreement date March 24, 2010 executed by Pebblebrook Hospitality Trust in favor of Seller (the “Confidentiality Agreement”). The provisions of this Section 10.1 shall survive the Closing.
10.2	Public Disclosure. Any release to the public, at any time prior to or after Closing, of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel. The provisions of this Section 10.2 shall survive the Closing. Notwithstanding the foregoing, at any time following the Effective Date, Purchaser may file with the United States Securities Exchange Commission (“SEC”) information regarding the transaction contemplated by this Agreement (including a copy of this Agreement) to the extent required by law, and make a press release reasonably acceptable to Seller in connection therewith.
10.3	Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.
10.4	Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval which may be given or withheld in Seller’s sole discretion; provided that, Purchaser may assign all or any portion of this Agreement to one or more entities which are directly or indirectly controlled by, or under common control with, Purchaser. Any assignment by Purchaser of this Agreement shall not relieve Purchaser of its obligations under this Agreement and any permitted assignee must expressly assume the obligations of Purchaser in writing. Without limiting the foregoing, in no event shall Purchaser assign this Agreement to any assignee which, in the reasonable judgment of Seller, will cause the transaction contemplated hereby or any party thereto to violate the requirements of ERISA.
10.5	Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United

States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile or e-mail transmission completed before 5:00 p.m. (San Francisco time) on a business day sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile or e-mail transmission, as of the date of the facsimile or e-mail transmission provided that an original of such facsimile or e-mail is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:
If to Seller:
c/o Chartres Lodging Group, LLC
50 California Street, Suite 3300
San Francisco, California 94111
Attention: Mr. Robert D. Kline
Facsimile no. (415) 946-2322
E-mail: rob.kline@chartreslodging.com
With a copy to:
Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, 25th Floor
Los Angeles, California 90071
Attention: Alan Weakland, Esq.
Facsimile no. (213) 996-3241
E-mail: alanweakland@paulhastings.com
If to Purchaser:
Pebblebrook Hotel Trust
2 Bethesda Metro Center, Suite 1530
Bethesda, Maryland 20814
Attention: Thomas C. Fisher
Facsimile no. (240) 396-5763
E-mail: tfisher@pebblebrookhotels.com
With a copy to:
Honigman Miller Schwartz and Cohn LLP
38500 Woodward Avenue, Suite 100
Bloomfield Hills, Michigan
Attention: J. Adam Rothstein, Esq.
Facsimile no. (248) 566-8479
E-mail:arothstein@honigman.com

10.6	Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.7	Calculation of Time Periods; Time is of the Essence. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Real Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., local time where the Real Property is located. Time is of the essence with respect to each and every term and provision of this Agreement.

10.8	Successors and Assigns. Subject to the limitations on assignment set forth in Section 10.4 above, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.9	Entire Agreement. This Agreement, including the Exhibits, the Schedules and the Confidentiality Agreement contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.10	Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, (a) execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property, and (b) obtain sellers’ permits for any sales activities conducted at the Property prior to Closing and/or obtain “sale for resale certificates” for any Personal Property that may be sold after the Closing. The provisions of this Section 10.10 shall survive Closing.

10.11	Counterparts; Facsimile or e-mail Signatures. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. In order to expedite the transaction contemplated herein, telecopied or facsimile or e-mail signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of delivery of the signature.

10.12	Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.13	Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH THE LAND IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE LAND IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE LAND IS LOCATED. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.13 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

10.14	No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.15	Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Schedule 1.1(a)	-	Legal Description of the Land

Schedule 1.1(e)-1	-	Service Contracts

Schedule 1.1(e)-2	-	Equipment Leases

Schedule 1.1(h)	-	List of Leases

Schedule 3.2	-	Reports

Schedule 4.4.11	-	Vouchers

Schedule 5.1(c)	-	Litigation

Schedule 5.1(e)	-	Violations

Exhibit A	-	Grant Deed

Exhibit B	-	Bill of Sale

Exhibit C	-	Assignment and Assumption of Contracts

Exhibit D	-	Assignment and Assumption of Leases

Exhibit E	-	FIRPTA Certificate

Exhibit F	-	CA Form 590

Exhibit G	-	Designation Agreement

Exhibit H	-	Form of Owner’s Affidavit

Exhibit I	-	Assignment and Assumption of Management Agreement

Exhibit J	-	Form of Interim Beverage Agreement

Exhibit K	-	Form of Uomo Estoppel

10.16	Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.17	Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits, schedules or amendments hereto. Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

10.18	Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.19	Attorneys Fees. If any action or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in addition to any other relief awarded by the court.

10.20	Arbitration of Disputes. NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
(a) Any dispute, controversy or claim expressly required pursuant to the terms of this Agreement to be submitted to arbitration shall be submitted to and settled by binding arbitration in the City of San Francisco, California, pursuant to the rules of the Judicial Arbitration and Mediation Services, Inc., then in effect (or at any other place or under any other form of arbitration mutually acceptable to the parties). Notwithstanding the foregoing, the parties hereto agree that any such arbitration shall be governed by the following requirements:
(b) A single neutral arbitrator (with at least five (5) years experience in real property transactions in the location of the Property) mutually selected by the parties shall conduct the arbitration proceedings. If the parties are unable to agree upon a single neutral arbitrator within fifteen (15) days from the date of any notice of demand for arbitration, the parties shall each select a neutral arbitrator within ten (10) days. The two (2) arbitrators so selected shall then choose a third neutral arbitrator within five (5) days. The three neutral arbitrators (“Arbitrators”) so selected shall conduct the arbitration proceeding and render the arbitration decision.
(c) Any arbitration decision shall be in writing, with the bases of such decision specified in reasonable detail.
(d) Each party shall submit to the other party, not less than five (5) business days (or such longer period as the Arbitrators may specify) prior to the commencement of the arbitration hearing, (i) a list of the persons whose testimony the other party intends to elicit at the arbitration hearing, (ii) copies of any and all documents to be offered into evidence, and (iii) a description in reasonable detail of any other evidence such party intends to offer into evidence. The foregoing shall not limit the parties’ rights to such other discovery as may be permitted pursuant to the rules of the arbitrating entity.
(e) If the Parties elect arbitration, any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the state forum having jurisdiction over the subject matter of such arbitration. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and counsel’s fees; and provided, further, that the Arbitrators may award all or any portion of the costs of either party to be borne by the other party where the Arbitrators find that such other party’s claim or defense was manifestly unreasonably maintained.
WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

SELLER’S INITIALS	BUYER’S INITIALS
The foregoing shall not apply to or limit the right of Purchaser to bring suit for specific performance in an appropriate court of law in accordance with the terms of this Agreement.
10.21	No Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

10.22	No Reservation of Property. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Purchaser and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Purchaser and Seller.
10.23	No Recordation. Subject to Section 10.2 above and any filings required to be made by Purchaser with the SEC, Purchaser shall not record this Agreement, nor any memorandum or other notice of this Agreement, in any public records.
10.24	Like-Kind Exchange. Notwithstanding anything to the contrary in this Agreement, Purchaser or Seller may elect to exchange the Property for other real estate of a like kind in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”. To the extent possible, the provisions of this Section shall be interpreted consistently with this intent. To exercise any rights under this Section, the party electing to exchange the Property shall provide the other with a written statement stating its intent to enter into an exchange at least five (5) days prior to Closing. Either party’s election to exchange, rather than sell or buy, the Property for other real estate of a like kind shall be at no cost or liability to the other. Should this Agreement become part of a 1031 transaction, the party electing to exchange the Property (the “Exchanger”) hereby agrees that the other party may enforce any and all representations, warranties, covenants and other obligations of the Exchanger under this Agreement directly against Exchanger, and the other party agrees that Exchanger may enforce any and all representations, warranties, covenants and other obligations of the other party under this Agreement directly against the other party.
10.25	Continuing Access to Books and Records. Throughout the period expiring on the date two (2) years from and after Closing, Seller shall make all of all books and records of Seller and the Property for the years ended December 31, 2007, 2008 and 2009 and interim periods as required by the rules and regulations of the SEC available to Purchaser and Purchaser’s independent accountants for inspection, copying and audit at the expense of the Purchaser. Upon reasonable prior written notice, Seller shall provide Purchaser and/or its independent accountant with copies of, or reasonable access to, such factual information, accounting records and financial information as may be reasonably requested by Purchaser or its auditors, and in the possession or control of Seller, to enable Purchaser or its affiliates to file reports or registration statements in compliance with the rules and regulations of the SEC. Seller shall also, upon request, supply to Purchaser letters of representation to such accountants, in form and substance reasonably satisfactory to Purchaser. This Section 10.25 shall survive the Closing.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.
SELLER:
SFD UNION SQUARE, LLC,
a Delaware limited liability company

By:	SFD Mezz, LLC,
a Delaware limited liability company,
its sole member

	By:	SFD Partners, LLC,
a Delaware limited liability company,
its sole member

	By:	Oxford Lodging Union Square, LLC,
a Delaware limited liability company,
its managing member

		By:	The Chartres Lodging Group, LLC,
a Delaware limited liability company,
its manager

By:	/s/ Robert Kline
	Name:	Robert Kline
	Title:	President

PURCHASER: HUSKIES OWNER LLC, a Delaware limited liability company
By:	/s/ Thomas C. Fisher
Its: Vice President

AGREED TO THIS 20 DAY OF MAY, 2010, AS TO PROVISIONS RELATING TO ESCROW AGENT: CHICAGO TITLE INSURANCE COMPANY
By:	/s/ Scott M. Green
Its Authorized Signatory